Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RenovoRx, Inc. Amended and Restated 2013 Equity Incentive Plan and RenovoRx, Inc. 2021 Omnibus Equity Incentive Plan of our report dated May 12, 2021 (August 19, 2021 as to the effects of the reverse stock split and subsequent events discussed in Note 14), with respect to the financial statements of RenovoRx, Inc. included in its Registration Statement, as amended Form (S-1 No. 333-258071) for the year ended December 31, 2020, and related Prospectus (Form 424B4) filed with the Securities and Exchange Commission.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

October 28, 2021